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                             SUPERIOR SERVICES, INC.
                        LONG TERM PERFORMANCE AWARD PLAN



1.                PURPOSE OF THE PLAN.

                  The purpose of the Superior Services, Inc. Long Term Performance Award Plan (the "Plan") is to provide additional incentives and rewards to certain employees of Superior Services, Inc. (the "Company") based on their achievement of the Company's strategic business plan, by making them participants in the success of the Company; and to attract and retain employees of outstanding skill and competence.

2.                DEFINITIONS.

                  Unless otherwise required by the context, the terms used in the Plan shall have the meanings set forth in this Section 2.

                  2.1 "Amount of Total Pool" shall mean the following: If Adjusted Pre-Tax Earnings is less than Target Earnings, the Amount of Total Pool shall be 0. If Adjusted Pre-Tax Earnings equals or exceeds Target Earnings, the Amount of Total Pool shall be $10 million, and shall be increased by $1000 for each 0.003333% increase in Adjusted Pre-Tax Earnings above Target Earnings until the Amount of Pool reaches a maximum of $20


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million when Adjusted Pre-Tax Earnings equals or exceeds 133.33% of Target
Earnings.

                  2.2 "Adjusted Pre-Tax Earnings" shall mean Company's pre-tax earnings computed from the Company's books and records in accordance with United States generally accepted accounting principles as currently in effect ("GAAP") and as consistently and historically applied by the Company prior to June 30, 1999 before taking into account the following: (i) any expenses or accruals resulting from the Performance Awards payable under the Plan or the costs of administration of the Plan; (ii) any headquarters, corporate, administrative, general or home office overhead or administrative or service charges imposed on or charged to Company or its subsidiaries by Parent or its affiliates, PROVIDED, HOWEVER that charges equal to or less than the prevailing market rate for services requested by the Company provided by Parent or its affiliates which Company otherwise would have had to obtain from a third party will be included in the computation of Adjusted Pre-Tax Earnings; (iii) payments of, or accrued charges, expenses or amortization for the severance payments (including those to be paid to certain officers of the Company after the Effective Date), stock option cash-out payments and other benefits paid to employees of the Company in connection with or as a result of the Acquisition or the other related

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transactions contemplated by the Merger Agreement; (iv) costs, charges, fees or expenses associated with the Acquisition or the other transactions contemplated by the Merger Agreement; (v) costs, charges, fees and expenses associated with integrating and combining the Company's operations, management, information systems and administration with those of Parent or its affiliates and any costs and expenses of changing, conforming or incorporating the Company's (or its subsidiaries') business or trade name or identity with the business or trade name or identity of Parent or any of its affiliates; (vi) any allocation or amortization of goodwill from the Acquisition or the other transactions contemplated by the Merger Agreement; (vii) any interest or capital costs resulting from the issuance or incurrence by Parent or its affiliates of any equity, funded debt or other borrowed money used to finance the Acquisition and the other related transactions and payments contemplated by the Merger Agreement; PROVIDED, HOWEVER, that if Parent increases its capital share of the Company and interest charges are therefore decreased, such decrease in charges shall not be included in the computation of Adjusted Pre-Tax Earnings, and FURTHER PROVIDED, that if the Company at its request borrows financial resources from Parent the interest charges will be included in the computation of Adjusted Pre-Tax Earnings, provided that such

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rates are not any higher than those the Company could obtain from third party financing sources on an arm's length basis; (viii) any changes in the Company's internal accounting policies as in effect on June 30, 1999; and (ix) any subsequent changes in GAAP. Adjusted Pre-Tax Earnings shall also be equitably adjusted to take into account any failure or delay by Parent or its affiliates to provide the Company (and its subsidiaries) with the financial resources contemplated in the Company's business plan necessary for Company to meet its Target Earnings.

                  2.3 "Allocated Pool Percentage" means any Pool Percentage that has been allocated to Participants, excluding those Pool Percentages that were forfeited for any reason which shall be reallocated pro rata amongst the remaining participants.

                  2.4 "Award Payment Date" means the date designated by the Committee for payment of the Performance Award, which in no event shall be later than 45 days following the end of the Performance Period.

                  2.5 "Beneficiary," as applied to a Participant, means a person or entity (including a trust or the estate of the Participant) designated by the Participant, pursuant to Section 7 hereunder, to receive any Performance Award issued in respect of Performance Units.

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                  2.6 "Committee" means the Committee as mutually designated by the Parent and the Chief Executive Officer of the Company to administer the Plan.

                  2.7 "Disability" means, with respect to a Participant, that such Participant has become "disabled" within the meaning of the Company's long-term disability plan then in effect, as determined by the administrative of such plan.

                  2.8 "Employee" means a regular, salaried employee of the Company.

                  2.9 "Merger Agreement" means the agreement, dated June 11, 1999, by and among Parent, Onyx Solid Waste Acquisition Corp., and Company.

                  2.10 "Participant" means an Employee that has been selected by the Committee to receive an allocation of the Pool Percentage under the Plan, pursuant to Section 5.1 hereof.

                  2.11 "Performance Period" means the four and one half year period beginning on July 1, 1999 and ending December 31, 2003.

                  2.12 "Performance Award" means an award granted pursuant to
Section 4.1 hereof.

                  2.13 "Plan" means this Superior Services, Inc. Long Term Performance Award Plan, as it may be amended from time to time in accordance with the terms hereof.


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                  2.14 "Retirement" means the retirement of a Participant under the terms of the applicable retirement plan of the Company.

                  2.15 "Pool" means the Amount of Total Pool available to grant Pool Percentages under the Plan.

                  2.16 "Pool Percentage" means a percentage of the Pool to be allocated to Participants as determined by the Committee under Section 5.1.

                  2.17 "Target Earnings" means the sum of Adjusted Pre-Tax Earnings from June 30, 1999 to December 31, 2003, which amount shall be $534,547,000.

                  2.18 "Parent" means Vivendi, a SOCIETE ANONYME organized under the laws of France.

3.                ADOPTION AND ADMINISTRATION OF THE PLAN.

                  3.1 EFFECTIVE DATE. The Plan shall be effective as of the date Parent becomes irrevocably committed to purchase the tendered shares under the Merger Agreement.

                  3.2 ADMINISTRATION. Subject to the limitations herein, the Committee shall have power and discretion to administer, construe, interpret the Plan and may establish and, from time to time, amend rules and regulations of general application for the administration of the Plan, subject to the provisions hereof. Any action taken or decision made under the respective provisions of the Plan by the Committee, arising out

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of or in connection with the administration, construction, interpretation or effect of the Plan, or recommendations in accordance therewith, or of any rules and regulations adopted thereunder, shall in each case lie within its discretion and shall be conclusive and binding on the Company, Participants, Beneficiaries and all other persons. Notwithstanding the other provisions of this Plan, the Committee shall not have the authority, without the relevant Participant's consent (which may be denied, withheld, delayed or conditioned for any reason) to take any action that adversely affects in any respect any Participant's rights or benefits hereunder as in effect prior to any such action.

                  3.3 DELEGATION. The Committee may delegate some or all of its authority under the Plan to any person or persons provided that any such delegation be in writing.

4.                ELIGIBILITY.

                  4.1 To the extent there are Unallocated Pool Percentages or the amount of the Total Pool is equitably increased so as not to reduce the potential Performance Awards payable to each then-current Participant, the Committee shall have the power and discretion, to add Participants to the list of Participants attached as Annex A and to allocate Pool Percentages

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hereunder in accordance with the terms of the Plan, PROVIDED, HOWEVER that, subject to the proviso above, the Committee may, in its sole discretion, designate Employees who begin employment between July 1, 1999 and December 31, 2003 as Participants.

                  4.2 A Participant must be continuously employed throughout the Performance Period beginning on the day such Employee is selected to become a Participant and ending on the last day of the Performance Period.

5.                PAYMENTS UNDER THE PLAN.

                  5.1 ALLOCATION OF POOL PERCENTAGES. The Committee shall allocate Pool Percentages to Participants. The initial allocation of Pool Percentages is set forth on Annex A. Unallocated Pool Percentages shall be reserved, at the Committee's discretion, for awards to new hires as authorized by Section 4.1 of the Plan or for additional awards to existing Participants. On the Award Payment Date, the Amount of Total Pool shall be paid out to Participants, with any unallocated or forfeited Pool Percentages or Performance Awards being reallocated pro rata by relative Pool Percentage among the other remaining Participants.

                  Upon any sale of all, or substantially all, of the assets or capital stock of the Company or Parent or other

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business combination which results in a change in control thereof, Performance
Awards shall be accelerated and immediately paid to all Participants with the Amount of the Total Pool equal to the sum of $10 million, plus $1,000 for each 0.00333% increase in Adjusted Pre-Tax Earnings through the date of such sale or business combination above the Pro-Rated Target Earnings. "ProRated Target Earnings" shall be equal to Target Earnings multiplied by a fraction, the numerator of which is the number of months (including fractions thereof) through the date of such sale or business combination and the denominator of which is the number of months in the Performance Period.

                  5.2 NATURE OF POOL PERCENTAGES. Each Pool Percentage shall consist of an unvested right to receive a cash payment at the conclusion of the Performance Period. Pool Percentages shall be used solely as a device for the measurement and determination of the value of the Performance Award to be paid to Participants who have received an allocation of Pool Percentages under the Plan. Pool Percentages shall not constitute or be treated as property or as a trust fund of any kind or as stock, stock options or any other form of equity or security.

                  5.3 CALCULATION OF ADJUSTED PRE-TAX EARNINGS. No later than 30 days after the conclusion of the Performance Period
(or any acceleration thereof), the independent accounting firm

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employed by the Company as its auditors prior to June 30, 1999 shall determine and report the Adjusted Pre-Tax Earnings for the Performance Period; PROVIDED, however, that interim reports shall be prepared by such auditors no later than 30 days after the end of each calendar year during the Performance Period. Based on such auditor's report, the value of each Performance Award, if any, earned by each Participant, shall be equal to the product of (A) the Pool Percentage allocated to such Participant, and (B) the Amount of Total Pool.

                  5.4 NO RIGHT TO PERFORMANCE AWARDS. The Committee shall have the sole power and discretion to grant any Performance Awards under the Plan. The adoption of this Plan shall not be deemed to give any Employee or any other individual any right to be selected as a Participant or to be granted a Performance Award.

6.                TERMINATION OF EMPLOYMENT.

                  6.1 In the event that a Participant's employment with the Company is terminated prior to December 31, 2003 for any reason other than the death, Disability or Retirement of the Participant, or the termination of Employee without Cause or by Employee for Good Reason as such terms are defined in such Employee's employment agreement with the Company, all Pool

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Percentages held by such Participant shall be forfeited and shall not entitle such Participant to any Performance Award under the Plan.

                  6.2 In the event that a Participant's employment with the Company terminates prior to December 31, 2003 by reason of such Participant's death, Retirement, Disability, or the termination of Employee without Cause or by Employee for Good Reason(s), such terms are defined in such Employee's employment agreement with the Company, such Participant (or his or her beneficiary) shall receive a pro-rata Performance Award when otherwise paid hereunder to all Participants with respect to the Pool Percentage allocated to such Participant based on the number of months from the date of his or her selection as a Participant through the end of the month in which his or her employment terminates and the remaining pro-rata portion of such Performance Award shall be reallocated to the remaining Participants pro rata.

7.                BENEFICIARIES

                  7.1 DESIGNATION OF BENEFICIARIES. Each Participant may file with the Committee a written designation signed by such Participant, of one or more persons as the Beneficiary who, to the extent permitted by applicable law, shall have the rights set

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forth in Section 6.2 hereof with respect to Performance Awards under the Plan, in the event of the Participant's death prior to payment. To the extent permitted by applicable law, a Participant may revoke or change his Beneficiary, by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided however, that no designation, change or revocation shall be effective unless received by the Committee prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt. The Committee shall have no liability for any claim arising out of any payment made in good faith to a Beneficiary in accordance with a written designation of such Beneficiary which appears valid on its face, and such payment shall be a complete discharge of the liability, if any, of the Committee, the Company, Parent or any person acting in good faith on their behalf.

                  7.2. ABSENCE OF DESIGNATION. If no Beneficiary designation is in effect at the time of a Participant's death or if no designated Beneficiary survives the Participant or if any designation of a Beneficiary conflicts with applicable law, the Participant's estate shall be deemed to have been designated the Beneficiary and shall have the rights set forth in Section 7.1 hereof.

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8.                MISCELLANEOUS.

                  8.1 The Company shall deduct from any payment under the Plan, the amount of all applicable income, employment and other taxes required by applicable law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment.

                  8.2 The value of Performance Award shall not be considered as compensation in determining a Participants' benefits under any benefit plan of Parent or the Company, including, but not limited to, group life insurance, long-term disability, retirement plans and savings plans.

                  8.3 The interpretation and construction of the Plan shall be governed by and enforced in accordance with the internal laws of the State of Wisconsin without regard to the principle of conflicts of laws.


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                                                                         6/15/99
                                     ANNEX A
                          LIST OF INITIAL PARTICIPANTS

                                                                           POOL PERCENTAGES
     PARTICIPANT                    TITLE                                     ALLOCATION
    ------------                    -----                                  ----------------

1.   G.W. Dietrich                  CEO                                         6-10%*
2.   G. Farr                        CEO                                         6-10%*
3.   P. Ruud                        SVP                                         6-10%*
4.   G. Blacktopp                   VP-Maintenance                              6-10%*
5.   J. King                        VP-Special Services                         6-10%*
6.   S. Cramer                      General Counsel                             6-10%*
7.   B.T. Watermolen                VP Engineering/Compliance                   6-10%*
8.   P. Auld                        RVP-Eastern Region                          6-10%*
9.   J. Dancy                       RVP-Southern Region                         6-10%*
10.  P. Jenks                       VP-Special Projects                         6-10%*
11.  L. Goswick                     RVP-Midwest                                 6-10%*
12.  J. Meredith                    VP-Market Development                       6-10%*
13.  TBA                            TVP-Western Region                          6-10%*
                                                                                -----
                                                              TOTAL              100% (not to exceed)

--------------------

* The applicable specific percentage within this range will be determined by the Committee based on the recommendation of the CEO, subject to the aggregate percentage not exceeding 100%.